EXHIBIT 99.1
[ATHEROGENICS, INC. LOGO]

FOR IMMEDIATE RELEASE

AtheroGenics Announces Business Plan to Focus on Advancing AGI-1067 in Diabetes

- ANDES clinical trial to begin in third quarter, 2007 -

 - Conference call and webcast scheduled for 9:00 a.m. EDT today -

ATLANTA, GA – May 31, 2007 – AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today announced that it will focus on diabetes as the next step in the clinical development of AGI-1067.  AtheroGenics will conduct a Phase III clinical trial studying the effect of AGI-1067 in patients with diabetes named ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study). Patient enrollment is currently projected to begin in the third quarter of 2007, and the study protocol provides for an interim analysis, which the Company expects to occur by mid-2008.

ANDES is a multi-center, double-blind, study with 6-month dosing across a range of doses, designed to compare the effects AGI-1067 versus placebo on glycemic endpoints in subjects with confirmed Type 2 diabetes mellitus. The trial was designed to confirm the important pre-specified diabetes findings from the Company’s recently completed ARISE Phase III clinical trial. Clinical data presented in March 2007 at the American College of Cardiology demonstrated that in patients with diabetes, AGI-1067 significantly lowers both fasting plasma glucose (FPG) and glycosylated hemoglobin (A1c), the two most commonly used measures of glycemic control. In addition, in ARISE, there was a strong trend toward benefit in clinically important cardiovascular events in patients with diabetes, with a 22 percent reduction in the prespecified endpoint of cardiovascular death, resuscitated cardiac arrest, myocardial infarction (heart attack) and stroke. In a related finding, there was a 64 percent reduction in patients developing diabetes for the first time during the study, known as new onset diabetes.

“In the ARISE study, AGI-1067 exhibited encouraging effects on the pre-specified endpoints of glycemic control and in reducing cardiovascular events in over 2,200 diabetes patients,” commented Russell M. Medford, M.D., Ph. D., President and Chief Executive Officer of AtheroGenics. “We believe there is a critical unmet medical need for a new diabetes agent that works toward getting patients’ A1c levels to goal, while at the same time, provides cardiovascular benefits.”

2007 Business Plan and Financial Guidance
In the near term, the Company intends to focus on the ANDES trial and diabetes as the next step in the clinical development of AGI-1067. As part of its revised business plan, AtheroGenics took steps to reduce its employee base by approximately 50 percent, resulting in a current staff of 67 employees.  The Company is providing severance and outplacement support to employees affected by the workforce reduction. The one-time costs associated with the restructuring, including non-cash provisions for asset write downs, are estimated to be approximately $3 million.

Consistent with this new direction of conserving resources, the Company has initiated closeout activities for FOCUS, an ARISE follow-up clinical study that is funded by AstraZeneca and designed to capture extended safety data on enrolled patients who had completed participation in the ARISE clinical trial.

As of March 31, 2007, the Company had available cash and investments of approximately $130 million.  AtheroGenics expects that net cash use for the remainder of 2007 will be in the range of $40-$45 million and net loss per share for the remainder of 2007 will be in the range of $0.70 to $0.85.

Webcast and Conference Call Information
AtheroGenics will be hosting a conference call and webcast today at 9:00 a.m. EDT to discuss its 2007 business plan. Participants may access the conference call by dialing 877-407-8031 (domestic) or 201-689-8031 (international).  The call can also be accessed via the webcast on the Company’s website at http://www.atherogenics.com. A replay of the conference call will be available approximately one hour after its conclusion by dialing 877-660-6853 (domestic) or 201-612-7415 (international), account number 286 and conference ID number 244048.  The call will be archived until June 7, 2007.

About Diabetes and Cardiovascular Disease
The World Health Organization estimates that more than 180 million people worldwide have diabetes. People with Type 2 diabetes have a two to four times higher risk of coronary heart disease than the rest of the population. Approximately 75-80% of people with diabetes die of cardiovascular disease (primarily heart disease and stroke). The predicted escalation in diabetes prevalence is likely to contribute to a wide-ranging increase in cardiovascular disease, particularly in the developing world.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including diabetes and coronary artery disease (atherosclerosis). AtheroGenics’ lead compound, AGI-1067, has completed a Phase III clinical trial as an oral therapy for the treatment of atherosclerosis. AGI-1096 is a novel, oral agent for organ transplant rejection that is the subject of collaboration with Astellas. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve significant risks and uncertainties, including preliminary summary statements relating to the analysis of AtheroGenics’ ARISE study for AGI-1067 and preliminary summary statements relating to the potential efficacy and safety profile of AGI-1067. These and other statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as “believes,” “intends,” “expects” and similar expressions. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. Additional information relating to the safety, efficacy or tolerability of AGI-1067, may be discovered upon further analysis of trial data. In addition, our forward-looking statements are subject to a number of factors that could cause actual outcomes to differ materially from those expressed or implied in our forward-looking statements, including that the Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete. There may be significant costs incurred by AtheroGenics as a result of AstraZeneca’s decision to terminate the AGI-1067 collaboration and license agreement. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans. These and other risks are discussed in AtheroGenics’ Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. The risk factors regarding AtheroGenics that are included under the caption “Risk Factors” in AtheroGenics’ Annual Report on Form 10-K and Quarterly Report on Form 10-Q are specifically incorporated by reference into this press release.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis	Lilian Stern
Executive Vice President	Schwartz Communication, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com